Exhibit 99.4

CONSENT OF MARK GHERMEZIAN

I have agreed to serve as a director of Zedge, Inc. effective upon the spin-off and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 of Zedge, Inc. and the related Information Statement attached as an exhibit thereto.

/s/ Mark Ghermezian
Mark Ghermezian

April 12, 2016